EXHIBIT 99.1

The Chemours Company Reports First Quarter 2018 Results,

Doubling Earnings Year-over-Year

First Quarter 2018 Highlights

•	Net Sales of $1.7 billion, up 20%
•	Net Income of $297 million, up 98% with EPS of $1.58, up 100%
•	Adjusted Net Income of $266 million, up 103% with Adjusted EPS of $1.41, up 101%
•	Adjusted EBITDA of $468 million, up 64%
•	Completed first acquisition of ICOR International in April 2018
•	Repurchased approximately $400 million shares since December 1, 2017

Wilmington, Del., May 3, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in fluoroproducts, chemical solutions and titanium technologies, today announced its financial results for the first quarter 2018.

Chemours President and CEO Mark Vergnano said, “Last year’s momentum has continued into 2018. We are delivering improved business performance across the company driven by preference for our Ti-Pure™ titanium dioxide, continued Opteon™ refrigerant adoption, and increased demand for our fluoropolymers products. Complementing this impressive organic growth, I am pleased to announce the completion of our first acquisition,” Vergnano continued. “Our first targeted acquisition bolsters our refrigerant portfolio and broadens our channel access across our markets as we continue to expand our low GWP Opteon™ portfolio. At the same time, we continued to execute on our balanced capital allocation strategy, repurchasing a total of approximately $400 million of shares since inception, further demonstrating our confidence in our future growth.”

First quarter net sales were $1.7 billion, a 20 percent increase from $1.4 billion in the prior-year quarter. Volume growth across all three segments drove a 6 percent increase in revenue. Higher global average prices in Titanium Technologies added another 10 percent to revenue, while currency was a 4 percent benefit. First quarter net income was $297 million, or $1.58 per diluted share, versus net income of $150 million, or $0.79 per diluted share in last year’s first quarter. Adjusted EBITDA for the first quarter 2018 improved 64 percent to $468 million, versus $285 million in the first quarter of 2017. This improvement was primarily driven by higher global average price for Ti-Pure™ titanium dioxide and broad-based volume growth across all segments, somewhat offset by higher distribution and raw material costs.

Fluoroproducts

Fluoroproducts segment sales in the first quarter were $732 million, a 12 percent increase in comparison to the prior-year quarter. Opteon™ refrigerant sales growth and continued demand for fluoropolymers drove volume increases versus last year’s first quarter. Price impact was negligible versus last year’s first quarter primarily due to mix, while favorable currency exposure resulted in a benefit versus the prior-year quarter. Segment Adjusted EBITDA was $206 million, a 33 percent improvement versus the prior-year quarter. This was a result of increased sales growth and better plant utilization modestly offset by higher distribution expenses, water treatment costs and increased raw material costs.

EXHIBIT 99.1

Chemical Solutions

In the first quarter 2018, Chemical Solutions segment sales were $144 million, a 4 percent increase versus the prior-year quarter. Improved demand in comparison to last year’s first quarter resulted in higher volume across the segment. Price impact was negligible in the quarter, primarily due to mix, while currency movements were favorable when compared to the previous year’s first quarter. First quarter 2018 segment Adjusted EBITDA was $11 million, versus $12 million in the prior year quarter, reflecting sales growth partially offset by higher raw material expenses, costs related to the construction of the new mining solutions facility and lower licensing income in the quarter.

In March, construction on the new mining solutions facility in Mexico was suspended. A civil association in Mexico filed a complaint against several local and federal authorities involved in the permitting process of Chemours’ new mining solutions facility. As a result, the construction of the facility has been temporarily suspended. Chemours is working with local and federal authorities along with community leaders to address the claims in order to resume construction.

Titanium Technologies

Titanium Technologies segment sales in the first quarter were $854 million, a 32 percent increase versus the prior-year quarter. Global average selling prices and demand for Ti-Pure™ titanium dioxide products increased in comparison to last year’s first quarter, along with favorable currency movement. Segment Adjusted EBITDA was $294 million, an 85 percent year-over-year increase. Results were driven by higher Ti-Pure™ titanium dioxide sales, partially offset by increased variable costs, including distribution costs and expected raw material costs.

Corporate and Other

Corporate and Other represented a negative $43 million of Adjusted EBITDA. Expenses in the first quarter of 2018 increased $2 million versus the prior-year quarter. This increase was primarily related to higher long-term compensation costs.

The company realized an effective tax rate of approximately 22 percent in the quarter. The company expects its effective tax rate for the full-year 2018 to be in the low-twenties on a percentage basis, reflecting the company’s anticipated geographic mix of earnings and US tax reform impacts.

Liquidity

As of March 31, 2018, gross consolidated debt was $4.2 billion. Debt, net of $1.4 billion cash, was $2.7 billion, resulting in a net debt-to-EBITDA ratio of approximately 1.7 times on a trailing twelve-month basis.

On April 3, 2018, Chemours refinanced its current credit agreement, providing for a new seven-year senior secured term loan facility and a new five-year $800 million senior secured revolving credit facility. The term loan was issued with two tranches, a $900 million portion and a €350 million portion. In addition, the company modified certain terms and conditions of its credit agreement to allow for more operational flexibility.

Operating cash flow for the first quarter was $196 million, versus $41 million in the previous year quarter. Working capital for the quarter was a use of $192 million of cash, consistent with normal seasonal patterns.

Capital expenditures for the first quarter 2018 were $102 million, versus $69 million in last year’s first quarter, reflecting the investments in the construction of the Opteon™ refrigerants and mining solutions facilities. The company expects its capital expenditures for the full-year 2018 to be within a range of $475 to $525 million. Free Cash Flow for the first quarter was $94 million, a $122 million improvement versus the previous-year quarter of negative $28 million.

EXHIBIT 99.1

Outlook

Vergnano remarked, “Given our strong first quarter results and visibility into the rest of 2018, we are reiterating our expectation that earnings will be at the high end of our previously announced range. We have modified the corresponding Adjusted EPS range to reflect our lower share count. We also expect to deliver over $700 million Free Cash Flow in 2018. Our anticipated 2018 performance is indicative of the high returns we believe Chemours can deliver over the next three-years.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, May 4, 2018 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing, and electronics. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Return on Invested Capital (ROIC) and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, ROIC and Net Leverage Ratio to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the company’s website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans and prospects, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Return on Invested Capital (ROIC), all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2017. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Sr. Director, Brand Marketing and Corporate Communications

+1.302.773.4507

media@chemours.com

INVESTORS

Alisha Bellezza

VP, Treasurer and Head of Investor Relations

+1.302.773.2263

investor@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$1,730	$1,437
Cost of goods sold	1,193	1,081
Gross profit	537	356
Selling, general, and administrative expense	143	150
Research and development expense	20	19
Restructuring, asset-related, and other charges, net	10	12
Total expenses	173	181
Equity in earnings of affiliates	12	7
Interest expense, net	(52)	(51)
Other income, net	57	42
Income before income taxes	381	173
Provision for income taxes	84	22
Net income	297	151
Less: Net income attributable to non-controlling interests	—	1
Net income attributable to Chemours	$297	$150

Per share data
Basic earnings per share of common stock	$1.63	$0.82
Diluted earnings per share of common stock	1.58	0.79
Dividends per share of common stock	—	0.03

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,434	$1,556
Accounts and notes receivable, net	1,083	919
Inventories	992	935
Prepaid expenses and other	75	83
Total current assets	3,584	3,493
Property, plant, and equipment	8,719	8,511
Less: Accumulated depreciation	(5,614)	(5,503)
Property, plant, and equipment, net	3,105	3,008
Goodwill and other intangible assets, net	165	166
Investments in affiliates	166	173
Other assets	464	453
Total assets	$7,484	$7,293
Liabilities
Current liabilities:
Accounts payable	$1,121	$1,075
Current maturities of long-term debt	14	15
Other accrued liabilities	487	558
Total current liabilities	1,622	1,648
Long-term debt, net	4,141	4,097
Deferred income taxes	244	208
Other liabilities	475	475
Total liabilities	6,482	6,428
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 185,903,112 shares issued and 178,537,554 shares outstanding at March 31, 2018; 185,343,034 shares issued and 182,956,628 shares outstanding at December 31, 2017)	2	2
Treasury stock at cost (7,365,558 shares at March 31, 2018; 2,386,406 shares at December 31, 2017)	(361)	(116)
Additional paid-in capital	846	837
Retained earnings	876	579
Accumulated other comprehensive loss	(366)	(442)
Total Chemours stockholders’ equity	997	860
Non-controlling interests	5	5
Total equity	1,002	865
Total liabilities and equity	$7,484	$7,293

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$297	$151
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	70	71
Gain on sale of assets and businesses	(42)	(16)
Equity in earnings of affiliates, net	17	(7)
Amortization of deferred financing costs and issuance discount	3	3
Deferred tax provision	35	5
Other operating charges and credits, net	8	10
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(150)	(103)
Inventories and other operating assets	(29)	(31)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(13)	(42)
Cash provided by operating activities	196	41
Cash flows from investing activities
Purchases of property, plant, and equipment	(102)	(69)
Proceeds from sales of assets and businesses, net	39	9
Foreign exchange contract settlements, net	5	(3)
Cash used for investing activities	(58)	(63)
Cash flows from financing activities
Debt repayments	(4)	(4)
Purchases of treasury stock at cost	(240)	—
Proceeds from exercised stock options, net	5	20
Tax payments related to withholdings on vested restricted stock units	(1)	—
Payment of dividends	(31)	(5)
Cash (used for) provided by financing activities	(271)	11
Effect of exchange rate changes on cash and cash equivalents	11	7
Decrease in cash and cash equivalents	(122)	(4)
Cash and cash equivalents at January 1,	1,556	902
Cash and cash equivalents at March 31,	$1,434	$898

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$(1)	$14
Obligations incurred under build-to-suit lease arrangement	11	—
Purchases of treasury stock not settled by quarter-end	15	—
Tax payments accrued for withholdings on vested restricted stock units	4	—

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2018	2017	(Decrease)	2017	(Decrease)
Fluoroproducts	$732	$652	$80	$656	$76
Chemical Solutions	144	139	5	134	10
Titanium Technologies	854	646	208	785	69
Total Net Sales	$1,730	$1,437	$293	$1,575	$155

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2018	2017	(Decrease)	2017	(Decrease)
Fluoroproducts	$206	$155	$51	$159	$47
Chemical Solutions	11	12	(1)	20	(9)
Titanium Technologies	294	159	135	261	33
Corporate and Other	(43)	(41)	(2)	(46)	3
Total Adjusted EBITDA	$468	$285	$183	$394	$74

Adjusted EBITDA Margin	27%	20%		25%

Quarterly Change in Net Sales from March 31, 2017
		Percentage	Percentage Change Due To
	March 31, 2018 Net Sales	Change vs. March 31, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,730	20%	10%	6%	4%	—%

Fluoroproducts	$732	12%	—%	8%	4%	—%
Chemical Solutions	144	4%	—%	3%	1%	—%
Titanium Technologies	854	32%	22%	5%	5%	—%

Quarterly Change in Net Sales from December 31, 2017
		Percentage	Percentage Change Due To
	March 31, 2018 Net Sales	Change vs. December 31, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,730	10%	3%	6%	1%	—%

Fluoroproducts	$732	11%	—%	10%	1%	—%
Chemical Solutions	144	8%	3%	4%	1%	—%
Titanium Technologies	854	9%	5%	3%	1%	—%

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges, net; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Net income attributable to Chemours	$297	$150	$228
Non-operating pension and other post-retirement employee benefit income	(7)	(8)	(10)
Exchange gains	—	(5)	—
Restructuring, asset-related, and other charges, net	10	12	26
Gain on sale of assets or businesses (1)	(42)	(16)	(8)
Legal and other charges (2)	4	7	—
Adjustments made to income taxes (3,5)	(5)	(10)	(3)
Provision for (benefit from) income taxes relating to reconciling items (4,5)	9	1	(4)
Adjusted Net Income	266	131	229
Net income attributable to non-controlling interests	—	1	—
Interest expense, net	52	51	54
Depreciation and amortization	70	71	69
All remaining provision for income taxes (5)	80	31	42
Adjusted EBITDA	$468	$285	$394

(1)

For the three months ended March 31, 2018, gain on sale includes a $42 gain associated with the sale of the Company’s Linden, New Jersey site. For the three months ended March 31, 2017, gain on sale includes a $12 gain associated with the sale of the Company’s Edge Moor, Delaware site and a $4 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones. For the three months ended December 31, 2017, gain on sale includes a $9 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, net of certain losses on other disposals.

(2)	Includes litigation settlements, water treatment accruals, and other charges.
(3)

Includes the removal of certain discrete income tax impacts within the Company’s provision for income taxes. For the three months ended March 31, 2018 and 2017, the adjustment is primarily attributable to windfall benefits on the Company’s share-based payments of $5 and $10, respectively. For the three months ended December 31, 2017, the adjustment is primarily attributable to a benefit for the net impact of U.S. tax reform, which amounted to $3.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(5)

The total provision for income taxes reconciles to the amount reported in the consolidated statements of operations for the three months ended March 31, 2018 and 2017 and for the three months ended December 31, 2017.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (EPS) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Numerator:
Net income attributable to Chemours	$297	$150	$228
Adjusted Net Income	266	131	229
Denominator:
Weighted-average number of common shares outstanding - basic	182,069,982	183,408,309	185,445,024
Dilutive effect of the Company's employee compensation plans	6,263,215	5,741,621	6,553,935
Weighted-average number of common shares outstanding - diluted	188,333,197	189,149,930	191,998,959

Earnings per share - basic	$1.63	$0.82	$1.23
Earnings per share - diluted	1.58	0.79	1.19
Adjusted earnings per share - basic	1.46	0.72	1.23
Adjusted earnings per share - diluted	1.41	0.70	1.19

2018 Estimated Adjusted EBITDA to 2018 Estimated GAAP Net Income Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2018
	Low	High
Net income attributable to Chemours	$985	$1,080
Other adjustments	(45)	(45)
Restructuring, asset-related, and other charges, net	35	25
Provision for income taxes relating to reconciling items (1)	5	5
Adjusted Net Income	980	1,065
Interest expense, net	220	220
Depreciation and amortization	280	280
All remaining provision for income taxes	295	285
Adjusted EBITDA	$1,775	$1,850

Weighted average number of common shares outstanding - basic (2)	179,000,000	179,000,000
Dilutive effects of Chemours' employee compensation plans (2)	6,000,000	6,000,000
Weighted average number of common shares outstanding - diluted (2)	185,000,000	185,000,000

Earnings per share - basic	$5.50	$6.03
Earnings per share - diluted	5.32	5.84
Adjusted earnings per share - basic	5.47	5.95
Adjusted earnings per share - diluted	5.30	5.76

(1)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(2)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the year ended December 31, 2017, which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2018 share repurchase and other activity on a weighted-average basis.

(*)

The Company’s estimates reflect its current visibility and expectations of market factors, such as, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as non-operating pension and other post-retirement employee benefit activity with respect to the Company’s foreign pension plans, including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on the Company’s results, including exchange gains and losses, and the related tax effects, or the impact of new accounting pronouncements.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flow is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Cash flow provided by operating activities	$196	$41	$303
Less: Purchases of property, plant, and equipment	(102)	(69)	(165)
Free Cash Flow	$94	$(28)	$138

2018 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2018
Cash flow provided by operating activities	> $1,225
Less: Purchases of property, plant, and equipment	(525) - (475)
Free Cash Flow	> $700

(*)

The Company’s estimates reflect its current visibility and expectations of market factors, such as, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as non-operating pension and other post-retirement employee benefit activity with respect to the Company’s foreign pension plans, including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on the Company’s results, including exchange gains and losses, and the related tax effects, or the impact of new accounting pronouncements.

Return on Invested Capital Reconciliation

Return on Invested Capital is defined as Adjusted EBITDA, less depreciation and amortization (Adjusted EBIT), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA (1)	$1,605	$979
Less: Depreciation and amortization (1)	(272)	(289)
Adjusted EBIT	1,333	690

Total debt	4,155	3,552
Total equity	1,002	358
Less: Cash and cash equivalents	(1,434)	(898)
Invested capital, net	$3,723	$3,012

Average invested capital (2)	$3,327	$3,257

Return on Invested Capital	40.1%	21.2%

(1)

Based on amounts for the trailing twelve months ended March 31, 2018 and 2017. Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three months ended March 31, 2018 and 2017.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.